Exhibit 99.3

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of DelMar Pharmaceuticals, Inc. (“DelMar”), and all amendments (including post-effective amendments) thereto (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on June 16, 2020, as may be amended from time to time, as a nominee to the board of directors of DelMar. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ John Liatos
Name:	John Liatos
Dated:	July 1, 2020